Exhibit 2.1

Stock Purchase Agreement

by and between

Sundae Group Holdings I, LLC

and

FAT Brands Inc.
(a Delaware corporation)

August 12, 2020

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

SCHEDULES

Affiliated Transactions Schedule

Authorization Schedule

Bank Accounts Schedule

Capitalization Schedule

Conduct of Business Schedule

Contracts Schedule

Credit Support Schedule

Customer Programs Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Financial Statements Schedule

Franchise Schedule

Governmental Consents

Indebtedness Schedule

Insurance Schedule

Intellectual Property Schedule

Leased Real Property Schedule

Litigation Schedule

Non-Terminated Affiliate Contracts Schedule

Permitted Liens Schedule

Required Authorizations Schedule

Seller Authorization Schedule

Subsidiary Schedule

Suppliers Schedule

Taxes Schedule

Tax Deduction Schedule

Working Capital Schedule

EXHIBITS

Exhibit A	-	Form of Consulting Termination Agreement
Exhibit B	-	Form of Transition Services Agreement
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Rules of Engagement for Valuation Firm
Exhibit E	-	Form of Seller Closing Certificate
Exhibit F	-	Form of Seller Secretary’s Certificate
Exhibit G	-	Form of Purchaser Closing Certificate
Exhibit H	-	Form of Purchaser Secretary’s Certificate

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 12, 2020, is made by and between FAT Brands Inc., a Delaware corporation (the “Purchaser”), and Sundae Group Holdings I, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I below.

WHEREAS, Seller owns 100% of the issued and outstanding Equity Interests of Johnny Rockets Holding Co., a Delaware corporation (the “Company”);

WHEREAS, Seller desires to sell, assign and transfer to the Purchaser, and the Purchaser desires to purchase (directly or indirectly through one or more Subsidiaries), the Business from Seller through an acquisition by Purchaser of 100% of the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), upon and subject to the terms herein; and

WHEREAS, the Purchaser desires to acquire the Shares from Seller, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounts Receivable” means (a) all accounts, accounts receivable, contractual rights to payment, notes, notes receivable, negotiable instruments, chattel paper, vendor and supplier rebates, performance, lease, utility or other deposits, employee advances, deferred unpaid royalties and franchise fees and any other miscellaneous receivables of Company and (b) any security interest, claim, remedy or other right related to any of the foregoing.

“Additional Notes” is defined in Section 6.09.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined above in the Preamble.

“Business” means the business of the Company and its Subsidiaries of operating and franchising casual restaurants as conducted on or prior to the date of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“Cash” means, as of a given time, all cash, cash equivalents and marketable securities held by the Company or its Subsidiaries, including register cash and all outstanding security deposits, including rent deposits, utility deposits and other similar amounts, at such time; it being understood and agreed that Cash shall be (i) reduced by the amount of any checks written (but not yet cashed) by the Company or its Subsidiaries, unless any such checks have had the effect of reducing Working Capital and (ii) increased by deposits in transit to the extent of any corresponding decrease in accounts receivable or similar assets.

“Closing” is defined in Section 2.03.

“Closing Balance Sheet” is defined in Section 2.05(b).

“Closing Cash” means the aggregate amount of Cash as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Closing Date” is defined in Section 2.03.

“Closing Indebtedness” means the aggregate amount of the Indebtedness as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Closing Statement” is defined in Section 2.05(b).

“Closing Tax Liability Amount” means the Tax Liability Amount as of the end of the Closing Date.

“Closing Working Capital” means Working Capital as of 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material obligation or liability.

“Company” is defined in the Recitals.

“Company Disclosure Documents” is defined in Section 5.18(b).

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“Company Intellectual Property” means Intellectual Property that is owned and/or used by the Company or any of its Subsidiaries in connection with the Business.

“Confidentiality Agreement” is defined in Section 8.08.

“Consulting Termination Agreement” means a termination agreement in the form of Exhibit A.

“Covered Employees” is defined in Section 5.17.

“D&O Tail Policies” is defined in Section 8.03(a).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” is defined in ARTICLE V.

“Electronic Delivery” is defined in Section 12.10.

“Enterprise Value” means twenty-four million six hundred thousand dollars ($24,600,000).

“Environmental Law” means any applicable Law as enacted and in effect on or prior to the Closing Date (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs) to the extent applicable and in effect on or prior to the Closing Date: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (as it relates to the exposure of Hazardous Materials).

“Equity Interest” means, in respect of any Person, any share, capital stock, partnership, member or similar interest in such Person, and any option, subscription, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, or its successor, in its capacity as such pursuant to the Escrow Agreement.

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“Escrow Agreement” means an escrow agreement in the form attached hereto as Exhibit C.

“Estimated Purchase Price” is defined in Section 2.05(a).

“Exchange Act” is defined in Section 6.10.

“Financial Statements” is defined in Section 5.04.

“Financing” is defined in Section 6.09.

“Franchise Document” means all franchise agreements, license agreements, co-branding agreements, development agreements, master franchise agreements, subfranchise agreements and any other agreements which directly or indirectly grant a franchise to a Franchisee or grant the right for a Person to establish and operate a business under the Johnny Rockets’ brand and any agreements ancillary thereto, including any rights of first refusal and options.

“Franchise Laws” is defined in Section 5.18(a).

“Franchise Rights” is defined in Section 5.18(b).

“Franchisee” is defined in Section 5.18(a).

“Franchises” is defined in Section 5.18(a).

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Company and its Subsidiaries in accordance with past practices. With respect to (a) any calculation of Working Capital, “consistently applied” means that no change in accounting principles shall be made from those used in the preparation of the Latest Balance Sheet and the Working Capital Schedule, including with respect to the nature of accounts, level of reserves or level of accruals, and (b) all other cases, “consistently applied” means that no change in accounting principles shall be made from those used by the Company in its past practices during all relevant periods. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures, classifications, conventions, categories, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments or presentation or otherwise.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal).

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“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under applicable Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Income Tax Return” means a Tax Return with respect to an Income Tax.

“Income Taxes” means the United States federal income Tax and any state, local or foreign allocated net income Tax or any franchise or business Tax incurred in lieu of a Tax on net income.

“Indebtedness” means, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business, (iv) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (v) any deferred purchase price liabilities related to past acquisitions of the Company or any of its Subsidiaries.

“Indenture” is defined in Section 6.09.

“Intellectual Property” means all intellectual property and intellectual property rights arising under the laws of any jurisdiction throughout the world, including the following: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate and brand names, logos and slogans (and all other designations of source), together with all goodwill associated with each of the foregoing; (iii) Internet domain names; (iv) copyrights and copyrightable works, including computer software; (v) registrations and applications for any of the foregoing; and (vi) trade secrets, and other confidential information, know-how and inventions.

“knowledge” means, with respect to Seller, the actual knowledge of George Michel or Todd Schwendenmann.

“Latest Balance Sheet” is defined in Section 5.04.

“Law” means any law, rule, regulation, judgment, injunction, order, decree, administrative requirement, or other pronouncement having the effect of law of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.

“Lease” is defined in Section 5.06(b).

“Leased Real Property” is defined in Section 5.06(b).

“Liens” means liens, pledges, security interests, charges, claims or encumbrances. Liens do not include licenses of Intellectual Property.

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“Material Adverse Effect” means any materially adverse change to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any change in any Law; (ii) any change in interest rates or general economic conditions (including changes in the price of gas, oil or other natural resources); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement and/or the announcement or consummation of the transactions contemplated by this Agreement and the other agreements referenced herein; (v) any action taken by the Purchaser or any of its Affiliates; (vi) any omission to act or action taken with the consent of the Purchaser (including those omissions to act or actions taken which are permitted by this Agreement); (vii) any national or international political event or occurrence, including acts of war or terrorism; (viii) any epidemic or pandemic disease outbreak (including the COVID-19 pandemic) or any act of God or other force majeure event (including natural disasters); or (ix) any failure by the Company or any of its Subsidiaries to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (ix) shall not prevent a determination that any change, effect, event, occurrence, circumstance, state of facts or development underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Effect (to the extent the effect(s) of such change, event, occurrence or development is not otherwise excluded from this definition of Material Adverse Effect)); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (vii) and (viii), if such effect disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Material Suppliers” is defined in Section 5.20.

“Non-Company Affiliate” means any Affiliate of Seller, except for the Company or any of its Subsidiaries.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Objection Notice” is defined in Section 2.05(e).

“Option Plan” means the Option Plan of the Company.

“Optionholders” means the owners of record of the Options.

“Options” means all options, warrants and rights to acquire Shares which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options, warrants and rights, or at the election of the Company’s board of directors)), as of immediately prior to the Closing.

“Pension Plans” is defined in Section 5.11(a)

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“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on the Company’s and its Subsidiaries’ books in accordance with GAAP; (iii) mechanic’s, materialmen’s, and similar Liens; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the attached Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not have a Material Adverse Effect; (vii) any Lien to be and which is actually released on or prior to the Closing and (viii) Liens that are not reasonably likely to result in a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personally Identifiable Information” means any information that identifies or is capable of identifying any employee, contractor, or other individual persons who have provided information to the Company or any Subsidiary, whether a living or dead individual person, including: (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers; and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution.

“Plans” is defined in Section 5.11(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Proceeding” means any audit, litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, inquiry, investigation or like matter before or by any Governmental Body, whether administrative, judicial or arbitration in nature, whether threatened or made.

“Purchase Price” is defined in Section 2.02.

“Purchase Price Adjustment Escrow Account” is defined in Section 2.04(d).

“Purchase Price Adjustment Escrow Amount” means an amount equal to five hundred thousand dollars ($500,000).

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

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“Purchaser” is defined above in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 2.05(h)(i).

“Purchaser’s Representatives” is defined in Section 7.02.

“Restaurants” means “Johnny Rockets” branded restaurants and with respect to any Person, the “Johnny Rockets” branded restaurants owned, leased or operated by such Person.

“Retained Employees” is defined in Section 10.02(a).

“Schedule” is defined in ARTICLE V.

“SEC” is defined in Section 6.10.

“Seller” is defined above in the Preamble.

“Seller Adjustment Amount” is defined in Section 2.05(h)(ii).

“Seller Documents” is defined in Section 4.02(a).

“Series Supplement” is defined in Section 6.09.

“Shares” is defined in the Recitals.

“Straddle Period” has the meaning set forth in Section 11.03(b).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Sun Consultant” means Sun Capital Partners Management V, LLC, a Delaware limited liability company.

“Target Working Capital” means negative nine hundred and fifty-one thousand dollars (-$951,000).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, gross income, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative or add-on minimum, premium, registration, employment, environmental, windfall profit, estimated or other tax, customs duty, governmental fee or other like assessment or charge of any kind, and including any interest, penalty or addition to tax imposed with respect thereto (whether or not disputed) and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

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“Tax Deductions” is defined in Section 11.04.

“Tax Liability Amount” means an amount equal to the liability for Income Taxes of the Companies and their Subsidiaries that is with respect to Pre-Closing Tax Periods and that is unpaid as of the day before the Closing Date (reduced by any overpayment with respect to any such Pre-Closing Tax Period, which reduction may result in the Tax Liability Amount being a negative amount); provided, that such amount shall be calculated (a) as of the end of the Closing Date, (b) by taking into account any Transaction Tax Deductions and any net operating loss or Tax credit carryforwards of the Company and its Subsidiaries from any Pre-Closing Tax Period to the extent actually deductible in the taxable year that includes and ends with the Closing Date (taking into account applicable limitations with respect to such credits and deductions) and (c) by otherwise excluding all deferred Tax liabilities and deferred Tax assets.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Terminated Affiliate Arrangements” is defined in Section 7.08.

“Territorial Rights” is defined in Section 5.18(n).

“Transaction Expenses” means, without duplication, to the extent not paid by Seller or the Company or its Subsidiaries prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company or its Subsidiaries prior to Closing in connection with this Agreement, (ii) all fees payable by the Company or its Subsidiaries to any Affiliate (other than the Company or its Subsidiaries), including to the Sun Consultant, in connection with this Agreement or the transactions contemplated hereby and (iii) severance benefits not to exceed $375,000 in the aggregate related to the termination of the Non-Retained Employees in accordance with Section 10.02 (to the extent such payments are not otherwise included in the calculation of Working Capital). For the avoidance of doubt, any severance benefits payments described in subpart (iii) above that are made by Seller or the Company or its Subsidiaries prior to the Closing will be applied dollar-for-dollar toward the $375,000 cap.

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“Transaction Tax Deductions” means all applicable deductions of the Company and its Subsidiaries attributable to the Transaction Expenses (whether paid at or before Closing), the payment of consulting fees, severance obligations, bonus obligations, “success fees,” bonuses payable to employees, and deferred unamortized financing fees, in each case to the extent economically borne by Seller; provided, that the safe harbor election of Rev. Proc. 2011-29 shall be made (which election shall be made on applicable Tax Returns) to deduct 70% of any success based investment banking and other fees.

“Transition Services Agreement” means the transition services agreement in substantially the form attached hereto as Exhibit B by and among the Purchaser, Seller (and/or its applicable Affiliate), and the Company.

“Valuation Firm” is defined in Section 2.05(e).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Welfare Plans” is defined in Section 5.11(a).

“Working Capital” means, without duplication, the sum of (i) all current assets (other than Cash, prepaid Transaction Expenses and current or deferred Income Tax assets) of the Company and its Subsidiaries as more fully described on the Working Capital Schedule minus (ii) all current liabilities (other than the current portions of Indebtedness, the current portions of any capital lease obligations, all Transaction Expenses, and current or deferred Income Tax liabilities), including severance benefits related to termination of the Non-Retained Employees in accordance with Section 10.02 that are not included in Transaction Expenses, of the Company and its Subsidiaries as more fully described on the Working Capital Schedule, in each case determined on a consolidated basis in accordance with the Working Capital Schedule and GAAP without any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, or any change in practices, methods, conventions or assumptions utilized in making accounting estimates from those used in the preparation of the Working Capital Schedule, including with respect to the included accounts, level of reserves or level of accruals. Any inconsistency between the foregoing description and the Working Capital Schedule shall be resolved in favor of the Working Capital Schedule.

1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d) “Including,” etc. The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

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(e) “Dollar,” etc. The terms “Dollars” and “$” mean dollars in the lawful currency of the United States of America.

(f) “Or”. The word “or” is used in the inclusive sense of “or”.

(g) Section, Subsection. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement, unless otherwise specified.

(h) Gender. References herein to any gender shall include each other gender.

(i) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(j) Singular. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(k) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(l) Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.

(m) Contract. References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto).

(n) Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(o) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(p) “Provided” or “Made Available”. References to documents or other materials “provided” or “made available” to the Purchaser shall mean that such documents or other materials were present at least one Business Day prior to the date of this Agreement in the on-line data room maintained by Seller for purposes of the transactions contemplated by this Agreement and accessible by the Purchaser.

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ARTICLE II

PURCHASE AND SALE

2.01 Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, assign and transfer to the Purchaser, and the Purchaser will purchase from Seller, all of the Shares for the consideration specified in Section 2.02.

2.02 Purchase Price. Subject to adjustment pursuant to Section 2.05, the aggregate consideration payable by the Purchaser for the purchase of the Shares (the “Purchase Price”), shall be an amount equal to:

(a) the Enterprise Value;

(b) minus the Closing Indebtedness;

(c) minus the amount (if any) by which Closing Working Capital is less than the aggregate Target Working Capital;

(d) plus the amount (if any) by which Closing Working Capital is greater than the aggregate Target Working Capital;

(e) plus the Closing Cash;

(f) minus the Closing Tax Liability Amount;

(g) minus the Purchase Price Adjustment Escrow Amount; and

(h) minus the Transaction Expenses.

For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Tax Liability Amount, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Purchase Price hereunder.

2.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures at 10:00 a.m. prevailing Eastern Time on the earlier of (i) the second Business Day following the date on which full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE III hereof (other than those to be satisfied at the Closing) and Purchaser has consummated the Financing and (ii) September 15, 2020 or such later date that all of the closing conditions set forth in ARTICLE III hereof are satisfied or duly waived, or on such other date as is mutually agreed in writing by the Purchaser and Seller. The date and time of the Closing are referred to herein as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

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2.04 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) the Purchaser shall deliver to Seller the Estimated Purchase Price, by wire transfer of immediately available funds to the account(s) designated by Seller;

(b) the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on the Indebtedness Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(c) the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(d) the Purchaser shall pay, on behalf of Seller, all Transaction Expenses to each Person who is owed a portion thereof;

(e) Seller shall deliver to the Purchaser (i) stock certificates (or similar evidence) representing all of the Shares, which Shares shall constitute all of the issued and outstanding Equity Interests of the Company at Closing, free and clear of all Liens (other than those arising pursuant to applicable securities Laws), with blank transfer forms endorsed or stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto, and (ii) indirectly through its transfer of the Company at Closing, ownership of all issued and outstanding Equity Interests of each direct or indirect Subsidiary of the Company set forth on the Capitalization Schedule, free and clear of all Liens (other than those arising pursuant to applicable securities Laws); and

(f) the Purchaser and Seller shall make such other deliveries as are required by ARTICLE III hereof.

2.05 Purchase Price Adjustment.

(a) At least one Business Day prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a good faith estimate of the Purchase Price (the “Estimated Purchase Price”), including each of the components thereof, based on the Company’s books and records and other information then available.

(b) As promptly as practicable after the Closing, but in no event later than 75 days after the Closing Date, the Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth the Purchaser’s calculation of the Purchase Price, including each of the components thereof, and a balance sheet of the Company and its Subsidiaries as of 12:01 a.m. prevailing Eastern Time on the Closing Date (the “Closing Balance Sheet”).

(c) The Closing Balance Sheet shall (i) be prepared, and Closing Working Capital shall be determined, in accordance with (A) the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the calculation of the Target Working Capital as set forth on the Working Capital Schedule, (B) to the extent not inconsistent with the foregoing clause (A), the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) adopted in connection with the latest balance sheet included in the Financial Statements, and (C) to the extent not inconsistent with the foregoing clauses (A) or (B), GAAP and, (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

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(d) The post-Closing purchase price adjustment as set forth in this Section 2.05 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) for the Working Capital Schedule and used in determining the amount of the Target Working Capital; it being the intent of the parties hereto that the Closing Working Capital be calculated consistently with the Target Working Capital in order to allow a meaningful comparison of the Closing Working Capital to the Target Working Capital. Notwithstanding anything else in this Agreement to the contrary, (i) to the extent that the Closing Balance Sheet corrects an error or an inconsistency, or noncompliance with the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are specified in the calculation of the Target Working Capital as set forth on the Working Capital Schedule, then either the Closing Working Capital or Target Working Capital shall be reduced or increased as a result of such error, inconsistency or noncompliance, as appropriate, to reflect such error, inconsistency or noncompliance and (ii) if the same item would be reflected differently on the Closing Balance Sheet than in the calculations of the Target Working Capital set forth on the Working Capital Schedule, the parties hereto will equitably adjust the calculation of either the Closing Working Capital or Target Working Capital so as to result in consistent treatment.

(e) The Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall (i) permit Seller and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and the Purchaser’s calculation of the Purchase Price and provide Seller with copies thereof (as reasonably requested by Seller) and (ii) provide Seller and its representatives reasonable access to the Purchaser’s (including the Company’s) employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of Seller or its representatives). If Seller disagrees with any part of the Purchaser’s calculation of the Purchase Price as set forth on the Closing Statement or the Closing Balance Sheet, Seller shall, within sixty days after Seller’s receipt of the Closing Statement and the Closing Balance Sheet, notify the Purchaser in writing of such disagreement by setting forth Seller’s calculation of the Purchase Price, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to the Purchaser, then the Purchaser and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Purchase Price. In the event that the Purchaser and Seller are unable to resolve all such disagreements within thirty days after the Purchaser’s receipt of such Objection Notice, the Purchaser and Seller shall submit such remaining disagreements to Houlihan Valuation Advisors, or a nationally recognized valuation or consulting firm as is mutually acceptable to the Purchaser and Seller (the “Valuation Firm”).

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(f) The Valuation Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Purchase Price, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D. The Purchaser and Seller shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Purchase Price, including each of the components thereof, as soon as practicable. The Valuation Firm shall consider only those items and amounts in the Purchaser’s and Seller’s respective calculations of the Purchase Price, including each of the components thereof, that are identified as being items and amounts to which the Purchaser and Seller have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Valuation Firm’s determination of the Purchase Price, including each of the components thereof, shall be based solely on written materials submitted by the Purchaser and Seller (i.e., not on independent review) and on the definitions included herein. The determination of the Valuation Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(g) The costs and expenses of the Valuation Firm in determining the Purchase Price, including each of the components thereof, shall be borne by the Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Purchaser claims the Purchase Price is one thousand dollars ($1,000) less than the amount determined by Seller, and Seller contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller, in the aggregate, and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Valuation Firm’s determination of Purchase Price, (i) the Purchaser, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Valuation Firm and (ii) during the engagement of the Valuation Firm, the Valuation Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and Seller, on the other hand. In connection with the Valuation Firm’s determination of the Purchase Price, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.05(g), and taking into account all fees and expenses already paid by each of the Purchaser, on the one hand, and Seller, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Purchaser and Seller, which such determination shall be conclusive and binding upon the parties hereto.

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(h) Within five (5) Business Days after the Purchase Price, including each of the components thereof, is finally determined pursuant to this Section 2.05:

(i) if the Purchase Price as finally determined pursuant to this Section 2.05 is less than the Estimated Purchase Price, then the Purchaser and Seller shall cause the Escrow Agent to: (A) pay to the Purchaser from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the “Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay to the Seller such amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii) if the Purchase Price as finally determined pursuant to this Section 2.05 is greater than the Estimated Purchase Price (the amount of such deficiency, the “Seller Adjustment Amount”), then (A) the Purchaser shall pay to Seller the Seller Adjustment Amount, and (B) the Purchaser and Seller shall cause the Escrow Agent to pay all of the Purchase Price Adjustment Escrow Funds to Seller.

(iii) All payments to be made pursuant to this Section 2.05(h) shall (x) be treated by all parties for tax purposes as adjustments to the Purchase Price and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or Seller, as applicable. The payments described in Section 2.05(h)(i) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 2.05.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing, any of which conditions may be waived in writing by the Purchaser in its sole discretion:

(a) The representations and warranties set forth in ARTICLE IV and ARTICLE V shall have been true and correct as of the date of this Agreement and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties, does not individually or in the aggregate constitute a Material Adverse Effect, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not individually or in the aggregate constitute a Material Adverse Effect); provided that, the representations and warranties set forth in (A) Section 5.03 shall be true and correct in all respects without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words or phrases of similar import set forth therein, except for de minimis deviations (except to the extent that such representations and warranties expressly relate to an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date except for de minimis deviations) and (B) the first sentence of Section 5.01(a), Section 5.01(b) and the first sentence of Section 5.02 shall be true and correct in all material respects without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words or phrases of similar import set forth therein (except to the extent that such representations and warranties expressly relate to an earlier date, in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date);

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(b) Seller shall have performed, and shall have caused the Company to perform, as applicable, in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) All consents which are set forth on the Required Authorizations Schedule shall have been obtained;

(d) Seller shall have delivered, or caused to be delivered, to the Purchaser each of the following:

(i) stock certificates (or similar evidence) representing all of the Shares, free and clear of all Liens (other than those arising pursuant to applicable securities Laws), with blank transfer forms endorsed or stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

(ii) a certificate signed by an officer of Seller in the form of Exhibit E, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a) and 3.01(b) have been satisfied; and

(iii) a certificate signed by the Secretary of Seller in the form of Exhibit F, dated as of the Closing Date, certifying as to (A) (1) the certificate of incorporation and (2) bylaws of Seller attached to such certificates as exhibits, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement;

(iv) completed certifications of non-foreign status, in form and substance reasonably acceptable to the Purchaser, pursuant to Section 1.1445-2(c)(3) and Section 1.897-2(h) of the Treasury regulations;

(v) an executed counterpart of the Escrow Agreement;

(vi) an executed counterpart of the Transition Services Agreement;

(e) Seller shall have caused the Company to deliver to the Purchaser appropriate payoff letters from the holders of Closing Indebtedness identified on the Indebtedness Schedule and shall have made customary arrangements for such holders of such Indebtedness to deliver all related Lien releases to the Purchaser as soon as practicable after the Closing;

(f) Seller shall have caused the Sun Consultant to execute and deliver to Seller the Consulting Termination Agreement and a copy thereof shall have been delivered to the Purchaser; and

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(g) There shall not have occurred a Material Adverse Effect since the date of this Agreement.

3.02 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing, any of which conditions may be waived in writing by Seller in its sole discretion:

(a) The representations and warranties set forth in ARTICLE VI shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b) The Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The Purchaser shall have delivered to Seller a certificate in the form of Exhibit G signed by an officer of the Purchaser, dated as of the Closing Date, certifying that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied;

(d) The Purchaser shall have delivered to Seller a certificate in the form of Exhibit H signed by the Secretary of the Purchaser certifying as to (i) (A) the certificate of incorporation and (B) bylaws (or equivalent governing documents) of the Purchaser attached to such certificate as exhibits, (ii) the resolutions adopted by the board of directors (or equivalent governing body) of the Purchaser regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate, and (iii) the names and signatures of the officers of the Purchaser authorized to sign this Agreement;

(e) an executed counterpart of the Escrow Agreement;

(f) an executed counterpart of the Transition Services Agreement; and

(g) The Purchase Price, the Purchase Price Adjustment Escrow Amount, payment of the Transaction Expenses and Closing Indebtedness and all other payments required to be made by the Purchaser hereunder shall have been delivered by the Purchaser pursuant to the terms of this Agreement.

3.03 Conditions to All Parties’ Obligations. The obligation of each of the Purchaser and Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions as of immediately prior to the Closing, any of which conditions may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion, provided that such waiver shall only be effective as to the obligations of such party:

(a) No injunction, order, judgment, decision, determination, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby, and no action or proceeding before any Governmental Body shall be pending wherein an unfavorable order, judgment, decision, determination, decree or ruling would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(b) This Agreement shall not have been terminated in accordance with Section 9.01.

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3.04 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Sections 3.01, 3.02 or 3.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller represents and warrants to the Purchaser that the statements in this ARTICLE IV are correct and complete as of the date of this Agreement.

4.01 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under Delaware Law, and Seller has all requisite limited liability company power and authority to own and operate its properties and to carry on its business as now conducted.

4.02 Authorization; No Breach.

(a) Seller has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Seller and each of the Seller Documents by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Seller, and assuming that this Agreement and each of the Seller Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not conflict with, result in any breach of, require any notice under or result in any violation of the provisions of Seller’s certificate of formation or operating agreement. Except as set forth on the Seller Authorization Schedule, the execution, delivery and performance of this Agreement and each of the Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any material assets of Seller under, or require any authorization, consent, approval, exemption or other action under any material indenture, mortgage, lease, loan agreement or other agreement or any Law to which Seller is subject.

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4.03 Governmental Bodies; Consents. Seller is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the preceding sentence, no other consents, approvals or authorizations of any Governmental Body is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.04 Litigation. There are no actions, suits or proceedings pending or, to Seller’s knowledge, overtly threatened against or affecting Seller at law or in equity, or before or by any Governmental Body, which would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.05 Title. Seller is directly the legal and beneficial owner of, and has good and marketable title to, the Shares, free and clear of all Liens other than those arising pursuant to this Agreement and applicable securities Laws. Seller has the right, authority and power to sell, assign and transfer the Shares to the Purchaser. There are no outstanding obligations, options, warrants or other rights of any kind, including any restrictions on transfers, relating to the sale, transfer or voting of the Shares.

4.06 Brokers. Except for Duff & Phelps Securities, LLC, there are no claims for broker’s, finder’s or other similar fee or commissions or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the schedules accompanying this ARTICLE V (each, a “Schedule” and, collectively, the “Disclosure Schedules”), Seller represents and warrants to the Purchaser that the statements in this ARTICLE V are correct and complete as of the date of this Agreement. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this ARTICLE V; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

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5.01 Organization and Corporate Power; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Seller has made available to the Purchaser a complete and correct copy of the certificates of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of the Subsidiaries of the Company. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor its Subsidiaries are in violation of any of the provisions of its respective certificate of incorporation, bylaws or equivalent organizational documents that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Subsidiary Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization, (ii) the number of issued and outstanding shares of each class of its capital stock or other Equity Interests, and (iii) the names of the holders of shares of each class of stock or other Equity Interests and the number of shares or other Equity Interests held by such holder. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Subsidiary of the Company has the requisite corporate or limited liability company power, as the case may be, and all necessary governmental approvals to own, use or lease its properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding shares of capital stock and other Equity Interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and are wholly owned of record and beneficially by the direct or indirect Subsidiary of the Company set forth on the Capitalization Schedule, free and clear of all Liens (other than those arising pursuant to applicable securities Laws). There are no outstanding or authorized rights of any person that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. Except as set forth on the Subsidiary Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.

5.02 No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach of, require any notice under or result in any violation of the provisions of the Company’s or any of its Subsidiaries’ certificates of incorporation and bylaws or equivalent organizational documents. Except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of the Company or its Subsidiaries under, or require any authorization, consent, approval, exemption or other action under (i) any material Contract to which the Company or any of its Subsidiaries is a party or (ii) any Law to which the Company or its Subsidiaries is subject.

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5.03 Capital Stock. The Company’s authorized and outstanding Equity Interests, including Options, are as set forth on the Capitalization Schedule. All of the shares of outstanding Equity Interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and are wholly owned of record and beneficially by Seller, free and clear of all Liens (other than those arising pursuant to applicable securities Laws). As of the date hereof and as of the Closing, the Shares constitute all of the issued and outstanding Equity Interests of the Company and, except as set forth on the Capitalization Schedule, there are no outstanding or authorized obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the Equity Interests of the Company or obligating Seller or the Company to transfer, issue or sell, or pay compensation relating to the value of, any Equity Interests in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or any other Equity Interests of the Company or any of the Subsidiaries.

5.04 Financial Statements. The Financial Statements Schedule consists of: (a) the Company’s unaudited consolidated balance sheet as of June 30, 2020, (the “Latest Balance Sheet”) and the related statement of income for the six (6) month period then ended and (b) the Company’s unaudited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 29, 2019, (collectively, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in conformity with GAAP, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

5.05 Absence of Certain Developments. Except (i) as set forth on the Developments Schedule or (ii) contemplated by this Agreement, since the date of the Latest Balance Sheet, none of the Company nor any of its Subsidiaries has:

(a) amended or modified its certificate of incorporation or bylaws (or equivalent governing documents);

(b) issued or sold any of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to its capital stock;

(c) entered into, amended or modified any employment agreement which provides for annual base compensation in excess of $125,000 or increased the compensation of its employees, other than as provided for in any written agreements or in the ordinary course of business;

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(d) adopted, amended or modified any Plan, except (i) as required by Law or the terms of any Plan or (ii) as would not be material and would be in the ordinary course of business;

(e) entered into any contract or other agreement with any labor union;

(f) declared, set aside, paid or made any distribution or payment to its stockholders or members, as the case may be, with respect to its Equity Interests;

(g) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(h) made any change in its accounting methods, principles or practices, other than in a manner consistent with GAAP;

(i) made any loan or advance to any of its officers, directors, employees or consultants (other than in the ordinary course of business consistent with past practice) or made any other loan or advance;

(j) made any commitment to pay severance to any of its officers, directors, employees or consultants;

(k) made any capital expenditures in excess of $25,000 in any one case or $150,000 in the aggregate;

(l) incurred any indebtedness for borrowed money (other than indebtedness that will be Closing Indebtedness at the time of Closing);

(m) made any acquisition of all or any material part of the assets, properties, capital stock or business of any other Person, other than purchases of inventory in the ordinary course of business; or

(n) committed to do any of the foregoing.

5.06 Title to Properties.

(a) The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material personal property used by them in the conduct of the Business or reflected in the Financial Statements (other than the services and rights provided under the Transition Services Agreement), free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. Each such item of material personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

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(b) The Leased Real Property Schedule contains a list of all real property leased by the Company and its Subsidiaries (the “Leased Real Property”). Seller has made available to the Purchaser a true and complete copy of the underlying lease with respect to each parcel of Leased Real Property (each, a “Lease”). With respect to each of the Leases: (i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it (subject to proper authorization and execution by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity); (ii) neither the Company nor any of its Subsidiaries have received written notice of any existing material defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to Seller’s knowledge, are there any existing material defaults thereunder by the Company or its Subsidiaries (as applicable) or, to Seller’s knowledge, the lessor thereof; and (iii) to Seller’s knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any party.

(c) None of the Company nor any of its Subsidiaries owns any real property.

5.07 Tax Matters. The Company and its Subsidiaries have timely filed (taking into account applicable extensions of time to file) all U.S. federal Income Tax Returns and all state and other material Tax Returns. Except as set forth on the Taxes Schedule, (i) all material Taxes due and owing by the Company and its Subsidiaries have been fully and timely paid or properly accrued and included in the Working Capital Schedule; (ii) all such Tax Returns are true and correct in all material respects; (iii) all material amounts which the Company or any of its Subsidiaries is required by Law to withhold or collect have been withheld or collected, including sales and use Taxes, and material amounts required to be withheld for Taxes of any employee, creditor, stockholder or third party have been fully and timely paid to the proper Governmental Bodies; (iv) no material deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect; (vi) there are no ongoing or pending Tax audits by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (vii) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement; (viii) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; and (ix) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign income Tax Law). The Company has provided to Purchaser true, correct and complete copies of all income and other material Tax Returns filed by it and its Subsidiaries for the taxable years ending on or after January 1, 2017. All Persons performing services for the Company or its Subsidiaries who are classified and treated by Company as independent contractors, consultants or in a similar capacity qualify as independent contractors and are not properly classified as employees under applicable United States Tax Law.

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5.08 Contracts and Commitments.

(a) Except with regard to any Contracts or other agreements set forth on the Franchise Schedule or as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to any of the following contracts, other agreements or arrangements: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 5.11 or the Disclosure Schedules relating thereto; (iii) stock purchase, stock option or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $150,000 per annum; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other material guaranty; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000; (ix) contract or group of related contracts with the same party for the purchase of products or services, other than purchase orders entered into in the ordinary course of business, under which the undelivered balance of such products and services has a selling price in excess of $250,000 which cannot be cancelled by the Company or any of its Subsidiaries without penalty or without more than 90 days’ notice; (x) contract or group of related contracts with the same party for the sale of products or services, other than purchase orders entered into in the ordinary course of business, under which the undelivered balance of such products or services has a sales price in excess of $250,000 which cannot be cancelled by the Company or any of its Subsidiaries without penalty or without more than 90 days’ notice; (xi) contract which materially prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (xii) contracts relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries (other than (A) contracts for generally commercially available off-the-shelf software and (B) the Franchise Documents), in each case involving consideration in excess of $150,000 per annum; and (xiii) all agreements between or among the Company or any Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Subsidiary), on the other hand.

(b) Each of the contracts listed on the Contracts Schedule is in full force and effect, neither the Company nor any of its Subsidiaries (as applicable) is in material default under any contract listed on the Contracts Schedule, and, to the knowledge of Seller, the other party to each of the contracts listed on the Contracts Schedule in not in material default thereunder.

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5.09 Intellectual Property. The Intellectual Property Schedule sets forth all items of Company Intellectual Property that are owned by the Company or any of its Subsidiaries and (a) are registered trademarks and applications to register trademarks, Internet domain names and patents and patent applications; and/or (b) material to the operation of the Business. Except as set forth on the Intellectual Property Schedule: (i) the Company and each of its Subsidiaries is the sole and exclusive owner of all right, title and interest (including the sole right to enforce) all of the Company Intellectual Property indicated as being owned by such entity, free and clear of all Liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries has received any written claims from any other Person within the past three (3) years that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of any such other Person; (iii) neither the Company nor any of its Subsidiaries is currently infringing or misappropriating the Intellectual Property of any other Person; and (iv) to Seller’s knowledge, there is no infringement, misappropriation or such other conflict by any other Person involving the Company Intellectual Property. Except as would not have a Material Adverse Effect, the Company and each of its Subsidiaries owns or has the right to use all Company Intellectual Property necessary for the conduct of their respective Business as currently conducted. To Seller’s knowledge, the rights of the Company or any Subsidiary in any Company Intellectual Property have not been allowed to enter the public domain or lapse (other than through the expiration of registered Company Intellectual Property at the end of its maximum statutory term). Neither the Company nor any of its Subsidiaries is a party to any Proceeding (or received any written notice or threat within the past three (3) years) which involves a claim or allegation of infringement, misappropriation or other violation of any Intellectual Property of any third party or which contests the validity, ownership or right of the Company or such Subsidiary to utilize or exploit any Company Intellectual Property. There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person for the use or other exploitation of any Company Intellectual Property.

5.10 Litigation. Except as set forth on the Litigation Schedule, there are no Proceeding pending or, to Seller’s knowledge, overtly threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Body that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.11 Employee Benefit Plans.

(a) Except as listed on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to (i) any nonqualified deferred compensation or retirement plans, (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), or (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), nor is there any other benefit, retirement, , incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering any current or former officers, directors, employees or consultants of the Company or any of the Subsidiaries, or any of their respective beneficiaries or dependents. The Pension Plans and the Welfare Plans are collectively referred to herein as the “Plans.” Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and Seller is not aware of any facts or circumstances that would jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA.

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(b) With respect to the Plans, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to Seller’s knowledge, threatened, other than routine claims for benefits, and (iii) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(c) Neither the Company nor any of its Subsidiaries has, nor, to Seller’s knowledge, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Purchaser, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(d) Neither the Company nor any of its Subsidiaries has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(e) No “pension plan” (within the meaning of Section 3(2) of ERISA) maintained by the Company or any of its Subsidiaries which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(f) Neither the Company nor any of its Subsidiaries contributes to or has any material liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(g) None of the Welfare Plans obligates the Company or any of its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

5.12 Insurance. The Insurance Schedule sets forth each insurance policy maintained by the Company and its Subsidiaries on their properties, assets, products, business or personnel, or with respect to which the Company and its Subsidiaries is a named insured. Such insurance policies are in full force and effect and all premiums due on such insurance policies have been paid, and no written notice of cancellation or termination has been received by Seller, the Company or any Subsidiary with respect to any such material policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.

5.13 Environmental Compliance and Conditions.

(a) Each of the Company and its Subsidiaries is in compliance with all Environmental Laws applicable to its operations at the real property listed on the Leased Real Property Schedule, other than any such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(b) Except as would not have a Material Adverse Effect, to the knowledge of Seller and the Company, the Company and Subsidiaries are in compliance with all Environmental Laws. Neither the Company nor any of its Subsidiaries has during the past three (3) years received written notice from any Governmental Body or any Person (i) alleging the Company or any of the Subsidiaries is in violation of or has liability for investigatory, corrective or remedial obligations under Environmental Laws applicable to its operations or any of its leased real property, other than any such violation, liability, investigatory, corrective or remedial obligation, (ii) with respect to any action, suit, claim, investigation or other legal proceeding alleging liability under applicable Environmental Law arising out of, based on or resulting from the presence, release of, or exposure to, any Hazardous Materials or any actual or alleged non-compliance with any Environmental Law, or (iii) written request for information pursuant to Environmental Law which remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, in each case, that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is subject to any current written claim, order, directive or complaint asserting a material remedial obligation or liability under Environmental Laws with respect to conditions at any of the real property listed on the Leased Real Property Schedule or any other real property.

(d) The Company and its Subsidiaries hold and are in material compliance with all material permits, material licenses and material authorizations required under Environmental Laws for its operation at and occupancy of the real property listed on the Leased Real Property Schedule other than any failure to hold any such permits, licenses or authorizations or non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) This Section 5.13 contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including any arising under any Environmental Laws or with respect to hazardous materials, substances or wastes.

5.14 Affiliated Transactions. Except as set forth on the Affiliated Transactions Schedule, as of the date of this Agreement, to Seller’s knowledge, no officer, director or Affiliate of the Company or its Subsidiaries (other than the Company or its Subsidiaries) is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any material property used by the Company or any of its Subsidiaries.

5.15 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

5.16 Permits; Compliance with Laws.

(a) Each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all material permits, material certificates, material licenses, material approvals, material registrations and material authorizations required by it in connection with the conduct of the Business under all federal, state and local Laws.

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(b) Except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws of any Governmental Body having jurisdiction over them, and neither the Company nor any of its Subsidiaries has, within the last six (6) months, received any written notice of any action or proceeding against it alleging any failure to comply with any such Laws.

(c) The Company and each of its Subsidiaries has complied in all material respects with their respective published privacy policies and internal privacy policies and guidelines (true and correct copies of which have been made available to Purchaser) and all applicable Laws and agreements relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information. No Person has provided any written notice, made any written claim, or commenced any Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personally Identifiable Information by the Company or any of its Subsidiaries and, to Seller’s knowledge, there is no reasonable basis for any such notice, claim or Proceeding.

5.17 Employees. The Employees Schedule lists all of the directors, officers and employees of the Company and its Subsidiaries with annual base compensation in excess of $150,000 (the “Covered Employees”). Since the date of the Latest Balance Sheet, there has not been any material change in the compensation of the Covered Employees (except for compensation increases and decreases in the ordinary course of business). Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN. The Company and Subsidiaries are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company or Subsidiaries, except to the extent non-compliance would not have a Material Adverse Effect. There are no actions, suits, claims, investigations or other legal proceedings against the Company or any Subsidiaries pending, or to the knowledge of Seller or the Company, threatened to be brought or filed, by or with any Governmental Body or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company or any Subsidiary.

5.18 Franchise Matters.

(a) Except for (i) the individual U.S. restaurant franchises and area development franchises set forth on the Franchise Schedule and (ii) the individual international restaurant franchises, area development franchises, master franchises, international franchises and other forms of international franchise relationships set forth on the Franchise Schedule (collectively, the “Franchises”), neither the Company nor any of its Subsidiaries is currently a party to any Franchise Document with a Person (with respect to a restaurant franchise, a “Franchisee”) that would be defined as a “franchise” under the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” or any other federal, state, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Body that governs, regulates or otherwise affects the offer or sale of franchises (“Franchise Laws”). The Franchise Schedule sets forth a true, correct and complete list of all Franchise Documents (and all amendments thereto and all side letters affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound and any understandings, commitments and agreements to enter into any of the foregoing. The Franchise Schedule sets forth the name, address and telephone number of each and every current Franchisee, including the city, state and country location of the Restaurant, area development, master franchise or other franchise relationship.

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(b) All franchise disclosure documents and franchise offering circulars that were issued or otherwise used by the Company or any of its Subsidiaries since January 1, 2014, and which may have been required to be furnished to prospective Franchisees pursuant to Franchise Laws in connection with the offer and sale of a franchise or an investment in a franchise to own or operate a Johnny Rockets restaurant (the “Company Disclosure Documents”), were prepared in material compliance with applicable Franchise Laws. The Company Disclosure Documents were, to the knowledge of Seller, true, accurate and complete in all material respects as of the date of their issuance and during the entire period in which they were used in connection with the offer or sale of the franchises and investments described above (the terms pursuant to which such offers or sales were made, the “Franchise Rights”) and, as of their issuance and use dates, to the knowledge of Seller did not misstate or omit any information material to a reasonable prospective purchaser of Franchise Rights. Each Franchise Document entered into was, with the exception of such modifications that may have been negotiated with such Franchisee, substantially similar to the form of Franchise Document incorporated into the respective Company Disclosure Document that, if required by Franchise Laws, was delivered to the Franchisee prior to the sale of the Franchise Rights.

(c) Except as set forth on the Franchise Schedule, the Company and its Subsidiaries have delivered to all Persons to whom delivery of a Company Disclosure Document was required by applicable Franchise Law, and with respect to whom the applicable statutory limitations period has not expired, a copy of the appropriate Company Disclosure Document in accordance with applicable Franchise Law and have had, and continue to have, appropriate procedures in place to obtain executed and dated receipts thereof from such Persons.

(d) Except as set forth on the Franchise Schedule, since January 1, 2014, the Company and its Subsidiaries have not (i) used independent sales representatives, contractors, brokers or consultants which were authorized to sell or promote Franchise Rights on behalf of the Company or (ii) agreed to rebate or share with any third party amounts receivable under any Franchise Document.

(e) Except as set forth on the Franchise Schedule, neither the Company nor any of its Subsidiaries has offered for sale, or sold, now or in the past, franchises or business opportunities for any brand other than the Johnny Rockets brand (which Johnny Rockets brand name, from time to time, may have been modified by a prefix or a suffix or translated in international foreign language jurisdictions).

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(f) The Company has delivered or made available to the Purchaser copies of all of the Franchise Documents. All such copies are true, correct, complete and authentic reproductions of the original Franchise Documents they purport to represent. Each such Franchise Document has been duly executed by the Company or any of its Subsidiaries, as applicable, and, to the knowledge of Seller, the Franchisee, and constitutes the valid and binding agreement of each party thereto, and is in full force and effect and is enforceable against each party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither the Company nor any of its Subsidiaries (as applicable) is in material default under any Franchise Documents, and, to the knowledge of Seller or the Company, except as set forth on the Franchise Schedule, the other party to each of the Franchise Documents is not in material default thereunder. The Company has delivered or made available to the Purchaser true, correct and complete copies of all Company Disclosure Documents used by the Company in connection with the offer of Franchise Rights in any jurisdiction at any time since January 1, 2014.

(g) Except as set forth on the Franchise Schedule, since January 1, 2014, the Company and its Subsidiaries have complied in all material respects with all Franchise Laws and the Company and its Subsidiaries have not received any written notice from any Governmental Body (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents), with respect to any violation or alleged violation of any Franchise Laws, which non-compliance with or violation or alleged violation of a Franchise Law would reasonably be anticipated to result in a Material Adverse Effect. The Franchise Schedule sets forth a true, correct and complete list of all currently effective state franchise registrations, state franchise registration exemption filings, state business opportunity law exemption filings and all foreign franchise (or similar) registration filings obtained by the Company and its Subsidiaries.

(h) Except as set forth on the Franchise Schedule, the Company and its Subsidiaries (i) are not currently a party to an agreement pursuant to which they are or would become directly or contingently liable (as a guarantor, co-signor or otherwise) for the obligations of any Franchisee and (ii) are not currently a party to any financing arrangement with any Franchisee.

(i) Except as otherwise provided in this Agreement, the transactions contemplated by this Agreement will not require the consent or approval by any Franchisee. Further, neither the execution of this Agreement nor the consummation of the transactions contemplated herein would result in a violation of or a default under any Franchise Document.

(j) Except as set forth on the Franchise Schedule, all of the Company’s and its Subsidiaries’ ownership interests in the rights of the franchisor under the Franchise Documents are free and clear of any Liens other than Permitted Liens. Except as set forth in the Franchise Documents and on the Franchise Schedule, there is no limitation on the right of the Company and its Subsidiaries to expand the business and operations of the Company and its Subsidiaries, including the operation and/or franchising of Johnny Rockets restaurants as currently conducted or currently proposed to be conducted into any geographic location in the United States.

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(k) Except as set forth on the Franchise Schedule, the Company and its Subsidiaries have not in any material respect engaged in any fraudulent or deceptive action, error, omission, misrepresentation or similar occurrence with respect to the offer or sale of any Franchise Rights, or in the filing, registration, execution or delivery of any Franchise Document, the Company Disclosure Documents or other franchise disclosure document, franchise offering circular or related instrument for which the applicable statutory limitations period has not expired and which could have a Material Adverse Effect.

(l) Except as permitted by the Franchise Laws, neither the Company nor any of its Subsidiaries has authorized its officers, directors, employees or representatives to furnish, and, to the knowledge of Seller, none of its officers, directors, employees or representatives has furnished, any materials or information which is in any material respect inconsistent with any “financial performance representation” information or “earnings claim” information set forth in Item 19 of the Company Disclosure Documents, as those terms are defined by the Franchise Laws, or which would otherwise constitute a “financial performance representation” or “earnings claim”, as so defined.

(m) Except as set forth on the Franchise Schedule, there are no agreements currently in effect with respect to the subordination of any Franchise Document or the waiver, alteration or modification of any rights of the Company or any of its Subsidiaries under any such Franchise Document, including the waiver of any fees, costs or expenses due to the Company or any of its Subsidiaries under any Franchise Document. Except as set forth on the Franchise Schedule, no right of rescission, set-off, counterclaim or defense with respect to any Franchise Document has been asserted or threatened in writing.

(n) Except as set forth on the Franchise Schedule, to the extent the Company or any of its Subsidiaries granted any Franchisee a protected territory, exclusive territory, right of first refusal or area development rights (collectively, the “Territorial Rights”), (a) no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee and (b) the Company and its Subsidiaries have complied with and not violated such Territorial Rights. Except as set forth on the Franchise Schedule and in the Franchise Documents, none of the Company or any of its Subsidiaries has a written policy or procedure which in any way restricts or limits the right of the Company or any of its Subsidiaries to own or operate, or license others to own or operate, any business in any geographic location, including locations in close proximity to existing Johnny Rockets restaurants, wherever located.

(o) Except as set forth on the Franchise Schedule, there are no agreements with any Franchisee other than as set forth in the Franchise Documents and, to the knowledge of Seller, there are no oral agreements granting the right for any Person to establish and operate a business under the Johnny Rockets brand.

(p) Except as set forth on the Franchise Schedule, since January 1, 2014 no administrative actions, subpoenas, requests for information, letters of inquiry, investigation or the like, formal or informal, have been issued to the Company or any of its Subsidiaries in writing by any Governmental Body relating to the Company’s or any of its Subsidiaries’ offer and sale of Franchise Rights (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents) or which has had or may have a Material Adverse Effect on its rights and interests in any Franchise Document. Except as set forth on the Franchise Schedule, since January 1, 2014, none of the Company or any of its Subsidiaries has received a stop order, revocation or withdrawal of approval or exemption to offer and sell Franchise Rights in any jurisdiction (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents).

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(q) Except as set forth on the Franchise Schedule, neither the Company nor any of its Subsidiaries has offered any existing Franchisee rescission as would be required under applicable Franchise Law arising from possible violations of such Franchise Law, and no existing Franchisee has asserted or exercised any statutory right of rescission arising from a violation of applicable Franchise Law.

(r) Except as set forth on the Franchise Schedule, neither the Company nor any of its Subsidiaries has waived enforcement of any non-competition covenant or similar restriction under an extant Franchise Document.

(s) Except as set forth on the Franchise Schedule, no Franchisee has provided written notice to the Company or any of its Subsidiaries that it plans to (i) close its Johnny Rockets restaurant; (ii) terminate its Franchise Documents; (iii) sell its Johnny Rockets restaurant; (iv) not renew its Franchise Documents (when due or otherwise); or (v) cease to operate, leave or abandon its Johnny Rockets restaurant.

(t) Except as set forth on the Franchise Schedule, no Franchisees or franchisee associations having Franchisees as members have brought legal claims against the Company or any of its Subsidiaries that are still pending, and no franchisee associations having Franchisees as members have provided to the Company or any of its Subsidiaries a written objection to the policies of the Company or any of its Subsidiaries.

     This Section 5.18 contains the sole and exclusive representations and warranties of Seller with respect to any franchise related matters, including any arising under any Franchise Laws.

5.19 Customer Programs. The Customer Programs Schedule contains a general summary of the customer programs under which Seller has any liability, together with the amount of such liability as of the date of this Agreement.

5.20 Suppliers. The Suppliers Schedule sets forth (i) each supplier to whom the Company or any Subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for the most recent completed fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. None of the Company or any Subsidiary has received any written notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to them or otherwise terminate or materially reduce its relationship with them.

5.21 Bank Accounts. The Bank Accounts Schedule sets forth each of the bank accounts of the Company and its Subsidiaries, together with the authorized signatories for such accounts.

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5.22 Exclusive Representations and Warranties. Except for the representations and warranties expressly made by Seller in ARTICLE IV and this ARTICLE V, none of Seller, the Company, or any of its Subsidiaries, or any other Person makes any express or implied representation or warranty on behalf of or with respect to any of Seller, the Company or any of its Subsidiaries, the Shares or the transactions contemplated by this Agreement, and Seller hereby disclaims any representation or warranty not contained in ARTICLE IV and this ARTICLE V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to Seller that the statements in this ARTICLE VI are correct and complete as of the date of this Agreement:

6.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.02 Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents or the will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

6.03 No Violation. The Purchaser is not subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement and the Purchaser Documents.

6.04 Governmental Bodies; Consents. The Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

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6.05 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.06 Compliance with Laws. The Purchaser is not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Purchaser’s ability to perform its obligations hereunder.

6.07 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

6.08 Investment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

6.09 Financing. A Subsidiary of the Purchaser, Fat Brands Royalty I, LLC, is a party to that certain Base Indenture, dated as of March 6, 2020 (the “Indenture”) (a true and correct copy of which has been provided to the Company), under which Fat Brands Royalty I, LLC may enter into a supplement to the Indenture (a “Series Supplement”) to issue additional secured note or notes (the “Additional Notes”) in an amount (determined net of any reserves or other deductions required by the terms of the Indenture and such Supplement, applicable fees, expenses, premiums and other changes provided by the terms of such Indenture or the Series Supplement) sufficient to finance the full Enterprise Value and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby (the “Financing”). The Purchaser has engaged in discussions with a potential purchaser of the full amount of such Additional Notes, and has a reasonable expectation that such purchaser will purchase the full amount of the Additional Notes. Under the terms of the Indenture and the other agreements contemplated thereby, Fat Brands Royalty I, LLC may utilize the net proceeds of such note issuance to pay, or remit to the Purchaser to allow the Purchaser to pay, the Enterprise Value and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby, and neither Fat Brands Royalty I, LLC nor the Purchaser shall use the proceeds of such note issuance other than for the purposes described in this sentence. The Purchaser has no reason to believe that the conditions to the issuance of the Additional Notes set forth in the Indenture and the other agreements contemplated thereby will not be satisfied. Upon giving effect to the issuance of the Additional Notes and the consummation of the transactions contemplated hereby, each of (1) Fat Brands Royalty I, LLC and (2) the Purchaser and its consolidated subsidiaries taken as a whole will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to repay such.

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6.10 SEC Filings; Nasdaq Listing. Since January 1, 2019, Purchaser has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements and schedules, but excluding any filings required pursuant to Section 16 of the Securities Exchange Act, as amended (the “Exchange Act”), required to be filed or furnished by it under the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, with the United States Securities and Exchange Commission (the “SEC”). The Purchaser is not in violation of any applicable requirements of the Nasdaq Capital Market.

6.11 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

6.12 Access and Investigation; Non-Reliance. The Purchaser and its representatives (a) have reviewed all the documents in the data room maintained by Donnelley Financial Solutions Venue on behalf of Seller and (b) have been afforded full access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Purchaser and each of its Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser and each of its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of Seller expressly and specifically set forth in Article IV and Article V, as qualified by the Disclosure Schedules, (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, Seller or any of their respective Non-Recourse Parties as to any matter concerning Seller, the Company or any of their respective Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”) and (iii) understand that it shall have no claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by admission). In connection with the transactions contemplated hereby, the Purchaser has been represented by, and adequately consulted with, legal counsel of its choice and each of the Purchaser and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 6.12. Purchaser understands that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, is familiar with such uncertainties, and is taking full responsibility for making its own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information).

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ARTICLE VII

COVENANTS OF SELLER

7.01 Conduct of the Business.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement, Seller shall cause the Company and its Subsidiaries to conduct their business in the ordinary course of business and use their commercially reasonable efforts to (i) pay the debts, Taxes and other obligations of the Business when due (other than to the extent any of the foregoing are contested by the Company or its Subsidiaries, as applicable, in good faith); (ii) preserve their present business operations, organization and goodwill, (iii) preserve their present relationships with customers, suppliers and Franchisees, and (iv) perform in all material respects all of their respective obligations under all contracts and other agreements set forth on the Franchise Schedule or Contracts Schedule, except (I) as set forth on the Conduct of Business Schedule or (II) for such exigent actions in response to a material circumstance arising from or with respect to the COVID-19 virus pandemic or any other pandemic which such action Seller determines is in the best interest of the Company and the Business.

(b) From the date hereof until the Closing Date or the earlier termination of this Agreement, except (I) as otherwise contemplated by this Agreement, (II) as set forth in the Conduct of Business Schedule, (III) as required by any applicable Law, permit or any of the contracts listed on the Contracts Schedule or (IV) consented to in writing by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not, and shall not permit the Company or any of its Subsidiaries to: (i) issue, sell or deliver any shares of the Company’s or any of its Subsidiaries’ capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of the Company’s or its Subsidiaries’ capital stock; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in the Company’s or its Subsidiaries’ capitalization; (iii) amend the Company’s or its Subsidiaries’ certificate of incorporation or bylaws or equivalent organizational documents; (iv) except pursuant to any agreement existing as of the date hereof concerning the purchase of any shares of capital stock, make any redemption or purchase of any shares of the Company’s or its Subsidiaries’ capital stock; (v) (A) grant to any employee of the Company or any of its Subsidiaries any increase in compensation or benefits, except (1) for regularly scheduled pay increases, promotions, and bonuses made in the ordinary course of business or (2) as may be required by applicable Law or the terms of any Plan; (B) modify or establish any Plan (or any arrangement that would constitute a Plan, if adopted), except (1) to the extent required by Law or the terms of any Plan or contract or (2) as would not be material and would be in the ordinary course of business; (C) terminate the employment of any employee in the position of vice president or above, other than for cause; or (D) implement any employee layoffs in violation of the WARN Act or similar foreign law; (vi) sell, lease, transfer or otherwise dispose of, or grant any Lien (other than a Permitted Lien) on, any material owned property or assets of the Company or any of its Subsidiaries, except for (A) the sale, lease, transfer or disposition of inventory or obsolete machinery or equipment in the ordinary course of business, (B) as to the Leased Real Property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any Lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, and (C) the expiration of Intellectual Property in accordance with its statutory terms; (vii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions; (viii) make any material change in any method of accounting or accounting practice or policy used by the Company and its Subsidiaries in the preparation of the Financial Statements, other than such changes that are consistent with applicable Law, GAAP or past practice; or (ix) authorize, or commit or agree to take any action described in this Section 7.01(b).

7.02 Access to Books and Records. From the date hereof until the Closing Date or the earlier termination of this Agreement, Seller shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided that such access does not unreasonably interfere with the normal operations of the Company; provided further that all requests for access shall be directed to Duff & Phelps Securities, LLC or such other person as the Company may designate from time to time; and provided, further, that such access shall not extend to (i) any sampling or analysis of soil, groundwater, building materials, indoor air, or other environmental media of the sort generally referred to as a “Phase II” environmental investigation, (ii) trade secrets, or (iii) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege. Neither Seller, nor its Representatives make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, and the Purchaser may not rely on the accuracy of any such information, in each case other than as expressly set forth in Seller’s representations and warranties contained in ARTICLE IV and ARTICLE V. The information provided pursuant to this Section 7.02 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.

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7.03 Regulatory Filings. Seller shall and shall cause the Company and its Subsidiaries to (a) make or cause to be made all filings and submissions under any material Laws or regulations applicable to Seller or the Company and its Subsidiaries required for the consummation of the transactions contemplated herein, if any, (b) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings and (ii) take all commercially reasonable actions necessary to obtain all required clearances.

7.04 Required Business Financial Statements. If Purchaser determines that it is required to file the financial statements of the Business with the SEC pursuant to Rule 3-05 or Rule 8-04 of Regulation S-X, Seller will provide such reasonable cooperation and assistance as may be requested by Purchaser in connection with preparing such financial statements, and shall consent to and use commercially reasonable efforts to make available the independent registered accounting firm of the Company and its Subsidiaries to provide any required audit reports on and consents with respect to such financial statements, and shall provide authorizations and representation letters consistent with the past practices of the Business to the extent reasonably required by such accounting firm. The costs associated with any cooperation by Seller at the request of Purchaser pursuant to this Section 7.04, including, for the avoidance of doubt, the costs of the independent registered accounting firm, shall be borne by Purchaser.

7.05 Termination of Use of Name and Marks. After the Closing, Seller shall not, and shall cause its Affiliates not to, use any of the Company Intellectual Property that is owned or exclusively licensed by the Company or any of its Affiliates (including the words “Johnny Rockets” and any variation or simulation thereof) for any commercial purposes. Notwithstanding the foregoing, nothing in this Section 7.05 shall prohibit any communications made by Seller to its existing or prospective investors or in connection with any required tax, regulatory or similar filings or correspondences.

7.06 Conditions. Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 and Section 3.03 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE III (other than those to be satisfied at the Closing); provided that Seller shall not be required to expend any funds to obtain any third-party or governmental consents required under Section 3.01(d) or 3.03(b).

7.07 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall not take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and the Purchaser’s Representatives) concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving the Business (other than assets sold in the ordinary course of business). Subject to Section 7.09, Seller shall promptly terminate any agreement, arrangement or understanding existing as of the date hereof concerning the purchase of any Shares other than by Purchaser.

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7.08 Termination of Certain Services and Contracts. Except as contemplated by this Agreement or for the commercial arrangements set forth on the Non-Terminated Affiliate Contracts Schedule, prior to the Closing, Seller shall, and shall cause the Non-Company Affiliates to, take such actions as may be necessary to terminate, sever, or assign to Seller or a Non-Company Affiliate (in each case with appropriate mutual releases) effective upon or before the Closing, and conditioned on the Closing occurring, all contracts and services between the Company or any of its Subsidiaries, on the one hand, and Seller or any Non-Company Affiliate, on the other hand, including the termination or severance of insurance policies, Tax services, legal services and banking services (to include the severance of any centralized clearance accounts) (collectively such affiliate services and Contracts (including, for the avoidance of doubt, any Contracts listed on the Affiliated Transactions Schedule), the “Terminated Affiliate Arrangements”). On and after the Closing, none of the Purchaser, the Company or any of its Subsidiaries or any of their Affiliates shall have any further rights, obligations or liabilities pursuant to the Terminated Affiliate Arrangements.

7.09 Options. At or prior to the Closing, Seller shall cause the Company to (a) cancel all Options (including, for the avoidance of doubt, the Options held by the Optionholders) in accordance with the terms of each Optionholder’s grant agreement and the Option Plan and (b) terminate the Option Plan.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, provide Seller and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of the Purchaser, the Company and its Subsidiaries, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose. Unless otherwise consented to in writing by Seller, neither the Purchaser nor the Company nor its Subsidiaries shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to Seller such books and records or any portion thereof which the Purchaser or the Company or its Subsidiaries may intend to destroy, alter or dispose of.

8.02 Notification. From the date hereof until the Closing Date, the Purchaser shall disclose to Seller in writing any material variances from the representations and warranties contained in ARTICLE IV promptly upon discovery thereof, and the Purchaser shall promptly notify Seller if the Purchaser obtains knowledge that any representation or warranty of Seller expressly and specifically set forth in ARTICLE IV or ARTICLE VI is not true and correct in all material respects, or if the Purchaser obtains knowledge of any material errors in, or omissions from, any Schedule to this Agreement.

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8.03 Director and Officer Liability and Indemnification.

(a) Prior to or simultaneously with the Closing, the Purchaser shall, or shall cause the Company and its Subsidiaries to purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provides (i) “side A, B and C directors and officers” insurance coverage for each of the individuals who were officers, directors or similar functionaries of the Company or any of its Subsidiaries at or prior to the Closing Date with a policy limit of at least twenty million dollars ($20,000,000) on terms no less favorable (including with respect to scope) as the policy or policy(ies) maintained by the Company or any of its Subsidiaries immediately prior to the Closing for the benefit of such individuals and (ii) “side A directors and officers” insurance coverage for each such individual with a policy limit of zero dollars ($0), in each case, for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the “D&O Tail Policies”); provided, that the premium for the D&O Tail Policies shall be borne by the Purchaser.

(b) For a period of six years after the Closing, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. The Purchaser agrees and acknowledges that this Section 8.03 shall be binding on the Purchaser’s successors and assigns.

(c) If the Company, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.03.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director or similar functionary of the Company or its Subsidiaries at or prior to the Closing Date or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 8.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

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(e) The obligations under this Section 8.03 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 8.03 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 8.03 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

8.04 Regulatory Filings. The Purchaser shall (a) make or cause to be made all filings and submissions under any material Laws or regulations applicable to the Purchaser required for the consummation of the transactions contemplated herein, (b) coordinate and cooperate with Seller in exchanging such information and provide Seller such assistance as Seller may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and (iii) take all actions necessary to obtain all required clearances. Upon the signing of this Agreement, the Purchaser shall provide Seller with all information Seller may reasonably request for purposes of preparing a disclosure in the Company Disclosure Documents regarding the transaction contemplated by this Agreement. The Purchaser authorizes Seller to include such disclosure in the Company Disclosure Documents from the date hereof until the Closing Date.

8.05 Conditions. The Purchaser shall use all commercially reasonable efforts to cause the conditions set forth in Section 3.02 and Section 3.03 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE III (other than those to be satisfied at the Closing).

8.06 Financing.

(a) The Purchaser will use its commercially reasonable efforts to effect the issuance of the Additional Notes and obtain the financing contemplated thereby as promptly as practicable, including using its commercially reasonable efforts to (i) as promptly as practicable negotiate, execute and deliver the Series Supplement and any other agreements required in connection with the issuance of the Additional Notes and the placement of the Additional Notes with investors, (ii) as promptly as practicable satisfy the Rating Agency Condition (as defined in the Indenture) and each other condition to the issuance of the Additional Notes as provided in the Indenture (including without limitation Section 2.2 thereof),the Series Supplement and the other agreements contemplated thereby and (iii) consummate the issuance of the Additional Notes.

(b) The Purchaser will (i) keep the Seller informed on a reasonably current basis of all material activity concerning the issuance of the Additional Notes (including the status of its efforts to satisfy the conditions precedent to the issuance of the Additional Notes and the status of negotiations with any party anticipated to purchase such Additional Notes), and its efforts to obtain any alternative financing pursuant to Section 8.06(c) below and (ii) promptly provide the Seller with copies of the Series Supplement, note purchase agreements and other definitive agreements related to the Financing, and such other information and documentation available to the Purchaser as may be reasonably requested by the Seller for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, the Purchaser will promptly notify the Seller (A) of any circumstances that are reasonably likely to cause the Purchaser to be unable to satisfy the conditions precedent to the issuance of the Additional Notes, (B) if any party anticipated to purchase all or any of the Additional Notes has indicated it may be unlikely to complete such acquisition, and (C) if for any reason the Purchaser at any time believes it will not be able to obtain all or any portion of the Financing.

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(c) If the Purchaser becomes aware that it will be unable to satisfy the conditions precedent to the issuance of the Additional Notes, or if any party anticipated to purchase all or any of the Additional Notes has indicated it may be unlikely to complete such acquisition, the Purchaser will use commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, (i) alternative financing for any such portion from alternative sources and (ii) one or more debt or equity commitment letters and new definitive agreements with respect to such alternative financing. The Purchaser will promptly provide the Seller with a copy of any debt or equity commitment letters.

(d) For the avoidance of doubt, if the Financing (including any alternative financing pursuant to Section 8.06(c)) has not been obtained, the Purchaser will continue to be obligated to consummate the transactions contemplated by this Agreement on the terms and conditions contained in this Agreement.

8.07 Contact with Business Relations. The Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, manager, employee, consultant, Franchisee, customer, supplier, distributor or other material business relation of Seller or the Company or their Subsidiaries prior to the Closing without the prior written consent of Seller.

8.08 Continuing Confidentiality. The Purchaser shall remain bound by that certain Confidentiality Agreement, dated as of November 21, 2019, with Duff & Phelps Securities, LLC (the “Confidentiality Agreement”) and that it shall be responsible for any breaches of the Confidentiality Agreement by any of the Purchaser’s Representatives.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by mutual written consent of the Purchaser, on the one hand, and Seller, on the other hand;

(b) by the Purchaser or Seller, by written notice to the other party, upon the issuance by any Governmental Body of any Law, order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or any other action shall have become final and non-appealable;

(c) by the Purchaser, on the one hand, or by Seller, on the other hand, if the Closing shall not have occurred on or before the date that is 60 calendar days after the date of this Agreement or such later date as may have been agreed upon by the parties hereto; provided, however, that no termination may be made under this Section 9.01(c) if the failure to close shall be caused by the action or inaction of the terminating party;

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(d) by the Purchaser, by written notice to Seller, upon a breach of any covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall be or have become untrue, in either case such that any of the conditions set forth in Sections 3.01(a), 3.01(b) or 3.01(c) hereof could not be satisfied; provided, however, that, if such breach is curable by Seller through the exercise of commercially reasonable efforts and for so long as Seller continues to exercise such commercially reasonable efforts, the Purchaser may not terminate this Agreement under this Section 9.01(d); or

(e) by Seller, by written notice to the Purchaser, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall be or have become untrue, in either case such that any of the conditions set forth in Sections 3.02(a), Section 3.02(b) or 3.02(c) hereof would not be satisfied; provided, however, that, if such breach is curable by the Purchaser through the exercise of commercially reasonable efforts and for so long as the Purchaser continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 9.01(e).

9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and have no further force or effect without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement, (b) the provisions of Section 12.02 relating to expenses, Section 12.03 relating to notices, Section 12.09 relating to third party beneficiaries and Section 12.11 relating to governing law and jurisdiction, each of which shall survive the termination of this Agreement, and (c) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach by such party of this Agreement. For purposes of clarification, the parties hereto agree that if the Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in ARTICLE IX have been satisfied or waived by Seller (other than conditions to be performed by the Purchaser at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Purchaser.

ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS

10.01 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. The parties hereto shall use commercially reasonable efforts to obtain consents in connection with the third party Contracts listed on the Authorization Schedule; provided that all fees, costs and expenses incurred in connection with the procurement of such third party consents shall be paid by the Purchaser.

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10.02 Employees and Employee Benefits.

(a) Salary and Wages. No later than five (5) Business Days prior to Closing, the Purchaser will deliver to Seller a list of all employees of the Company and its Subsidiaries that it desires to retain following the Closing (the “Retained Employees”) The Purchaser will cause the Company and its Subsidiaries to continue the employment effective immediately after the Closing Date of all Retained Employees, and Seller will cause the Company and its Subsidiaries to terminate the employment of all other employees (“Non-Retained Employees”), which terminations will be effective immediately prior to the Closing. The continued employment immediately following the Closing Date of each such employee shall in each case provide at least the same base wages, annual base salary and annual rate of bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement) provided to each such employee immediately prior to the Closing Date for a period of at least one (1) year following the Closing Date (or until the date such Retained Employee ceases to be employed by the Company, if such Retained Employee ceases to be employed prior to the one year anniversary of the Closing Date). Nothing in this Section 10.02(a) shall obligate the Purchaser or the Company or its Subsidiaries to continue the employment of any such Retained Employee for any specific period following the Closing Date.

(b) Employee Benefits. As of the Closing Date and for a period of at least one (1) year thereafter (or until the date such Retained Employee ceases to be employed by the Company, if such Retained Employee ceases to be employed prior to the one year anniversary of the Closing Date), the Purchaser shall provide, or shall cause the Company or its Subsidiaries to provide, each Retained Employee with employee benefits (other than any equity based compensation) that are substantially similar in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date provided, that the Purchaser agrees to provide or cause the Company or its Subsidiaries to provide each such Retained Employee who is covered by a collective bargaining agreement with terms of employment (including compensation and benefits) as set forth in such agreement.

(c) Without limiting the foregoing provisions of this Section 10.02, the Purchaser shall, or shall cause the Company and its Subsidiaries to, pay severance benefits to Retained Employees whose employment with the Company or any of its Subsidiaries is involuntarily terminated without cause within twelve (12) months following the Closing Date in amounts no less favorable than the amount of severance benefits to which such persons would have been entitled under the terms of the applicable Plan as in effect as of the Closing Date or under applicable Law, whichever is greater.

(d) Employee Service Credit. The Purchaser (i) shall give, or cause the Company or its Subsidiaries to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date, to the same extent recognized by the Company and its Affiliates or any predecessor thereof as of the Closing Date, (ii) shall allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any of the Welfare Plans are terminated prior to the end of the plan year that includes the Closing Date, the Purchaser shall credit the Retained Employee with any expenses that were covered by the Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

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(e) Vacation Pay and Personal Holidays. The Purchaser shall cause the Company or its Subsidiaries to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts.

(f) Labor Agreements. As of and after the Closing, the Company or its Subsidiaries will continue (for so long as such contracts are in effect) to be bound by the agreements set forth in subsection (i) of the Contracts Schedule, if any.

(g) No Third Party Beneficiaries. The provisions of this Section 10.02 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 10.02. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, its Subsidiaries, the Purchaser, or any of their respective Affiliates; (ii) alter or limit the ability of the Purchaser, the Company or any of its Subsidiaries to amend, modify or terminate any Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director, member or consultant, any right to employment or continued employment or continued service with the Purchaser, the Company or any of its Subsidiaries, or constitute or create an employment agreement with any employee.

10.03 Intercompany Indebtedness. Purchaser acknowledges and agrees that, immediately prior to Closing, the Company may or may cause its Subsidiaries to, contribute Indebtedness owed by the Company or any of its Subsidiaries to Seller or any of its Affiliates as equity or cancel such Indebtedness, in each case, in Seller’s and the Company’s sole and absolute discretion.

ARTICLE XI

TAX MATTERS

11.01 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be paid by 50% by each of the Purchaser and the Seller. The Purchaser shall prepare any Tax Returns with respect to such Taxes, and Seller shall cooperate with the Purchaser in the preparation of such Tax Returns.

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11.02 Tax Return Preparation; Cooperation and Contests.

(a) The Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns with respect to the Company and its Subsidiaries.

(b) Any Income Tax Return to be prepared and filed after the Closing Date for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return. With respect to any Tax Return to be prepared by the Purchaser pursuant to the immediately preceding sentence, the Purchaser (i) shall consult with Seller concerning such Tax Return, (ii) shall provide Seller with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Seller) at least 45 days prior to the filing of such Tax Return, except that in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to Seller within 10 days prior to the filing, and (iii) shall accept any comments of Seller to such Tax Returns to the extent they are reasonable and not inconsistent with the past practice of the Company and its respective Subsidiaries in preparing Tax Returns. Unless otherwise required by Law, none of the Purchaser or any of its Affiliates shall (or shall cause or permit any other Person to) amend, re file or otherwise modify any Income Tax Return relating in whole or in part to the Company or its Subsidiaries with respect to any Pre-Closing Tax Period (or portion thereof) or make any Tax election that has retroactive effect to any Pre-Closing Tax Period (or portion thereof) without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.

(c) The Purchaser, on the one hand, and Seller on the other hand, and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing such information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Company and its Subsidiaries, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the requested party may possess.

(d) Prior to the Closing Date, Seller shall cause the Company to provide the Purchaser with the statement described in Treas. Reg. section 1.897-2(h)(1)(i) to the effect that the Company does not constitute a U.S. real property interest as defined in Section 897(c) of the Code. Within 30 days of providing the statement to the Purchaser, as required by Treas. Reg. section 1.897-2(h)(2), Seller shall cause the Company or, if after the Closing, the Purchaser shall cause the Company, to file with the Internal Revenue Service the notice described in Treas. Reg. section 1.897-2(h), naming the Purchaser as the foreign interest holder requesting the statement, and shall furnish a copy of such filing to the Purchaser.

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11.03 Allocation of Taxable Income. For all purposes of this Agreement, including the calculation of the Tax Liability Amount:

(a) If the Company and its Subsidiaries are permitted, but not required, under applicable foreign, state or local Income Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

(b) Except as otherwise provided in Section 11.03(c), any Income Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) with respect to the Company or any of its Subsidiaries shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Company or Subsidiary, as the case may be, during such portions of the periods, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Income Taxes attributable to the two portions of a taxable period pursuant to this Section 11.03(b), (i) all transactions not expressly contemplated by this Agreement occurring outside the ordinary course of business on the Closing Date after the Closing shall be allocated to the post-Closing portion of any Straddle Period or the taxable period beginning on the date after the Closing Date, as the case may be, and (ii) the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(c) As a result of the transactions contemplated by this Agreement, the taxable year of the Company and its Subsidiaries shall end as of 11:59 p.m. on the Closing Date for United States federal income Tax purposes, and the parties hereto agree that the Transaction Tax Deductions shall be includable in the United States federal income Tax Return filed by the Company or its applicable Subsidiaries for the taxable year ending on the Closing Date to the fullest extent allowable by Law. For the avoidance of doubt, the Transaction Tax Deductions shall be allocated to the taxable period ending on the Closing Date or the pre-Closing portion of the Straddle Period, as applicable.

11.04 Section 338 of the Code. No party to this Agreement shall make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

11.05 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company or its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

11.06 No Intermediary Transaction Tax Shelter. The Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

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ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and Seller, unless required by Law (in the reasonable opinion of counsel), including any requirement to file this Agreement or the documents delivered in connection herewith with the SEC, in which case the Purchaser and Seller shall have the right to review and reasonably comment on such press release, announcement or filing prior to publication or submission; provided, however, if, and to the extent, the Purchaser is required to file this Agreement with the SEC, the Purchaser shall seek confidential treatment of the material terms of this Agreement with the SEC and shall provide the Seller an opportunity to review and comment (which the Purchaser shall consider in good faith) on such confidential treatment request; provided, further, that Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities, and following the consummation of the transactions contemplated herein, Seller and its Affiliates shall retain the right to disclose the Company’s historical sales and earnings information for the period during which the Company was owned by Seller or its Affiliates. For the avoidance of doubt, each party hereto may make announcements to its respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

12.02 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby (a) by the Company or its Subsidiaries or Seller shall be paid by Seller or the Company, prior to the Closing, or (b) by the Purchaser shall be paid by the Purchaser. Without limiting the generality of the foregoing, the Purchaser shall pay any and all fees and expenses of the Escrow Agent and/or relating to surveys, title insurance and environmental due diligence, including any Phase I environmental review; provided that no Phase II environmental review will be conducted prior to the Closing without the prior written consent of Seller and, to the extent such consent is given, any and all expenses relating to such Phase II environmental review shall be paid by the Purchaser.

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12.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser:

9720 Wilshire Blvd., Suite 500
Beverly Hills, CA 90212
Attention: Andrew Wiederhorn
Facsimile:
Email:

with a copy (which shall not constitute
actual or constructive notice) to:

Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA 90067
Attention: Allen Z. Sussman
Facsimile:
Email:

Notices to Seller:

Sundae Group Holdings I, LLC
c/o Sun Capital Partners, Inc.
5200 Town Center Circle, 4th Floor
Boca Raton, Florida 33486
Attention: Jared D. Wien and C. Deryl Couch
Facsimile:
Email:

with a copy (which shall not constitute
actual or constructive notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-29219
Attention: Kevin S. Shmelzer and
Barbara J. Shander
Facsimile:
Email:

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12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or Seller without the prior written consent of the other party; provided that, the Purchaser may assign its rights and obligations under this Agreement to one or more entities which is a wholly-owned direct or indirect subsidiary of Purchaser and/or to its lenders as collateral security for their obligations under any of its secured debt financing arrangements. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement by Purchaser to one of its wholly-owned direct or indirect subsidiaries shall relieve Purchaser of any liability or obligations hereunder.

12.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in ARTICLE IV or ARTICLE V, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

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12.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.08 Complete Agreement. This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.09 Third-Party Beneficiaries. Section 8.03 shall be enforceable by each of the current and former officers, directors, managers or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and, for purposes of Section 8.03, each of the current and former officers, directors, managers or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.11 Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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12.12 Consents. The Purchaser acknowledges that certain consents and waivers to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company or its Subsidiaries are a party (including the contracts set forth on the Contracts Schedule) and such consents or waivers have not been obtained. The Purchaser agrees and acknowledges that Seller shall not have any liability whatsoever to the Purchaser (and the Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents or waivers that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. The Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition of the Purchaser shall be deemed not to be satisfied as a result of (a) the failure to obtain any such consent or waiver, (b) any such default, acceleration, or termination or (c) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination. The Purchaser further acknowledges and agrees that neither Seller nor the Company or any of its Subsidiaries shall be obligated to pay any (A) costs, fees or expenses in connection seeking any such consent or waiver under any contract or (B) consideration to any third party from whom any such consent or waiver is requested under any contract.

12.13 No Survival; Sources of Recovery.

(a) The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to ARTICLE X, except (i) the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement) and (ii) the representations and warranties set forth in Section 6.12 shall survive the Closing or the termination of this Agreement solely for the purpose of Seller and its Affiliates defending any claims made by Purchaser or its Affiliates with respect to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that from and after the Closing they shall not be permitted to make, and no party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another party on or prior to the Closing. In furtherance of the foregoing, from and after the Closing, each party hereby waives (on behalf of itself, each of its Affiliates and each of its representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to Seller, the Company, any of their respective Subsidiaries or the subject matter of this Agreement that such party may have against the other parties or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

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(b) The Purchaser hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 2.05(h)(i) (together with the Purchaser’s rights under the Escrow Agreement with respect to the Purchase Price Adjustment Escrow Amount) shall be the Purchaser’s sole and exclusive source of recovery for any amounts owing to the Purchaser pursuant to Section 2.05(h)(i).

(c) The Purchaser hereby acknowledges and agrees that, except as expressly provided in the foregoing Sections 12.13(a) and 12.13(b), none of the Company, Seller, or any of their respective Affiliates, Subsidiaries, officers, managers, employees or agents, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, such Sections 12.13(a) and 12.13(b) being the sole and exclusive remedy for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, or otherwise.

(d) Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.

12.14 Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online “data room” established by Donnelley Financial Solutions Venue for Project Shake on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or its representatives for all purposes hereunder.

12.15 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

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12.16 Legal Representation. Following consummation of the transactions contemplated hereby, Morgan, Lewis & Bockius LLP may serve as counsel to Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including Sun Capital Partners, Inc. and its respective Affiliates), and each of the parties (on behalf of itself and each of its Non-Recourse Parties) hereto consents thereto and waives any conflict of interest arising therefrom. The decision to represent Seller and any of its respective Non-Recourse Parties shall be solely that of Morgan, Lewis & Bockius LLP. Any privilege attaching as a result of Morgan, Lewis & Bockius LLP representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by Seller. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Morgan, Lewis & Bockius LLP representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. As to any privileged attorney client communications between Morgan, Lewis & Bockius LLP and the Company or any of its Subsidiaries prior to the Closing Date (collectively, the “Privileged Communications”), the Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing. Seller further agrees that, on behalf of the Company and its Subsidiaries, Morgan, Lewis & Bockius LLP’s retention by the Company or any of its Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing.

12.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

12.18 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, or in any manner create any principal agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) toward any other party hereto except as specifically set forth herein.

12.19 Prevailing Party. Other than with respect to disputes arising pursuant to Section 2.05, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

Seller:	SUNDAE GROUP HOLDINGS I, LLC

	By:	/s/ Jared D. Wien
	Name:	Jared D. Wien
	Title:	Vice President

[Signature Page to Stock Purchase Agreement]

The Purchaser:	FAT BRANDS INC.

	By:	/s/ Andrew A. Wiederhorn
	Name:	Andrew A. Wiederhorn
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]